Exhibit 99.1

DURECT Corporation Announces Appointment of Gail Maderis as Chair of the Board

CUPERTINO, Calif., March 21, 2023 /PRNewswire / -- DURECT Corporation (Nasdaq: DRRX) announced today that Gail Maderis has assumed the role of Chair of the Board of DURECT effective March 17, 2023. Ms. Maderis succeeds David Hoffmann as Chair of the Board. Mr. Hoffman has decided not to stand for re-election and will retire from the board on June 21, 2023 when his current term as a board member expires.

“We thank Dave for his many years of service on the DURECT Board and wish him well,” stated James E. Brown, D.V.M., President and CEO of DURECT. “Gail is a seasoned biopharmaceutical executive and we have benefitted from her innovative and strategic thinking as a board member since January 2021. We look forward to her vision and leadership during this exciting time for DURECT with the approaching topline data from our AHFIRM trial later this year.”

Gail Maderis has been on the DURECT Board since January 2021, serving on the Audit and Compensation committees. Ms. Maderis has served as President and CEO of Antiva Biosciences, a venture funded biopharma company developing topical therapies to treat the pre-cancerous lesions caused by HPV, since 2015. From 2009 to 2015, she led BayBio, the industry organization representing and supporting Northern California’s life science community. From 2003 to 2009, she served as President and CEO of Five Prime Therapeutics, Inc., a protein discovery and development company. Prior to FivePrime, Ms. Maderis held senior executive positions at Genzyme Corporation, including founder and president of Genzyme Molecular Oncology. She also practiced management and strategy consulting with Bain & Co. She serves on the corporate board of Valitor, Inc., as well as on the non-profit boards of BIO (Emerging Company and Health Sections), CLSI, The Termeer Foundation and the University of California Berkeley Foundation Board of Trustees. She received a BS in business from UC Berkeley and an MBA from Harvard Business School.

Ms. Maderis commented, “I am honored to be elected to serve as Chair of DURECT’s Board of Directors. This is a transformational period for DURECT and I look forward to continuing to work with Jim and his leadership team to bring larsucosterol to patients as potentially the first approved therapy for alcohol-associated hepatitis.”

About DURECT Corporation

DURECT is a biopharmaceutical company committed to transforming the treatment of acute organ injury and chronic liver diseases by advancing novel and potentially lifesaving therapies based on its endogenous epigenetic regulator program. Larsucosterol (also known as DUR-928), DURECT's lead drug candidate, binds to and inhibits the activity of DNA methyltransferases (DNMTs), epigenetic enzymes which are elevated and associated with hypermethylation found in alcohol-associated hepatitis (AH) patients. Larsucosterol is in clinical development for the potential treatment of AH, for which FDA has granted a Fast Track Designation; non-alcoholic steatohepatitis (NASH) is also being explored. In addition, POSIMIR® (bupivacaine solution) for infiltration use, a non-opioid analgesic utilizing the innovative SABER® platform technology, is FDA-approved and has been exclusively licensed to Innocoll Pharmaceuticals for commercialization in the United States. For more information about DURECT, please visit www.durect.com and follow us on Twitter https://twitter.com/DURECTCorp.

DURECT Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to: the potential release of top-line data for the AHFIRM trial later this year, the potential FDA approval of larsucosterol for the treatment of AH, the ability of a positive outcome in the AHFIRM trial to support a New Drug Application filing, the commercialization of POSIMIR by Innocoll, the potential to develop larsucosterol for AH, NASH or other indications, and the potential benefits, if any, of our product candidates. Actual results may differ materially from those contained in the forward-looking statements contained in this press release, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, the risks that the AHFIRM trial takes longer to conduct than anticipated due to COVID-19 or other factors, the risk that ongoing and future clinical trials of larsucosterol do not confirm the results from earlier clinical or pre-clinical trials, or do not demonstrate the safety or efficacy of larsucosterol in a statistically significant manner, the risk that the FDA or other government agencies may require additional clinical trials for larsucosterol before approving it for the treatment of AH even if the results of the AHFIRM trial are successful, risks that Innocoll may not commercialize POSIMIR successfully, and risks related to the sufficiency of our cash resources, our anticipated capital requirements and capital expenditures, our need or desire for additional financing, our ability to obtain capital to fund our operations and expenses and our ability to continue to operate as a going concern. Further information regarding these and other risks is included in DURECT's most recent Securities and Exchange Commission (SEC) filings, including its annual report on Form 10-K for the year ended December 31, 2022 under the heading “Risk Factors.” These reports are available on our website www.durect.com under the “Investors” tab and on the SEC’s website at www.sec.gov. All information provided in this press release and in the attachments is based on information available to DURECT as of the date hereof, and DURECT assumes no obligation to update this information as a result of future events or developments, except as required by law.

NOTE: POSIMIR® is a trademark of Innocoll Pharmaceuticals, Ltd. in the U.S. and a trademark of DURECT Corporation outside of the U.S. SABER® is a trademark of DURECT Corporation. Other referenced trademarks belong to their respective owners. Larsucosterol (DUR-928) is an investigational drug candidate under development and has not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities for any indication.

SOURCE: DURECT Corporation

Investor Relations (DURECT) – Michael Morabito, PhD, Solebury Strategic Communications,

+1-917-936-8430, mmorabito@soleburystrat.com

Media Contact (DURECT) - Mónica Rouco Molina, PhD, LifeSci Communications, +1-929-469-3850, mroucomolina@lifescicomms.com